UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2018
NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 8, 2018, NuStar Energy L.P. (the “Partnership”) announced (1) a proposed reset of the Partnership’s quarterly distribution per common unit representing limited partner interests (“Common Units”) to $0.60 ($2.40 on an annualized basis), starting with the first-quarter distribution payable in May 2018 (the “Distribution Reset”) and (2) a proposed transaction, pursuant to which a subsidiary of the Partnership would merge with and into NuStar GP Holdings, LLC (“NSH”), with NSH surviving the merger as a wholly owned subsidiary of the Partnership (the “Merger”). Due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of NuStar GP, LLC (the “Company”), the general partner of the general partner of the Partnership, delayed consideration of annual performance unit awards to executive officers and 2018 Partnership performance measures generally until after the closing of the Merger on July 20, 2018.

On July 23, 2018, the Committee approved awards of performance units for the Company’s executive officers (including the named executive officers included in the Partnership’s most recent Annual Report on Form 10-K) pursuant to the terms of the Company’s Fifth Amended and Restated 2000 Long-Term Incentive Plan, as amended (the “Plan”). The performance units are payable in Common Units upon vesting. The performance units are eligible to vest in one-third annual increments at the Committee’s meetings in January 2019, January 2020 and January 2021, based upon the Partnership’s performance during the annual performance periods that end on December 31, 2018, December 31, 2019 and December 31, 2020, respectively. One-half of any performance units not earned in a given performance period are carried forward for one additional performance period and up to 100% of such performance units carried forward have the opportunity to vest based upon the Partnership’s performance in the following performance period. In addition, in its discretion permitted by the Plan, on July 23, 2018, the Committee determined that one-half of the performance units that did not vest with respect to the Partnership’s 2017 performance would be carried forward for one additional performance period, with the opportunity for up to 100% of such performance units carried forward to vest based upon the Partnership’s 2018 performance.

The performance units awarded to the Partnership’s named executive officers on July 23, 2018, including the carried forward performance units, are set forth below:

Name	Title	Number of Performance Units Awarded	Number of Performance Units Carried Forward
Bradley C. Barron	President and Chief Executive Officer	28,045	5,370
Mary Rose Brown	Executive Vice President and Chief Administrative Officer	13,230	2,684
Thomas R. Shoaf	Executive Vice President and Chief Financial Officer	12,282	2,492
Daniel S. Oliver	Senior Vice President-Marketing and Business Development	7,767	1,890
Michael Truby	Senior Vice President-Operations	7,221	1,314

The Committee has the full discretion to vest up to 200% of the performance units available for vesting (other than any performance units carried forward, which are only eligible to vest up to 100%). The form of performance unit award agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The Committee’s overall assessment of 2018 performance is expected to occur at its January 2019 meeting and is expected to include, without limitation, the Committee’s assessment of the implementation of the Distribution Reset, the Merger, the issuance by the Partnership of convertible preferred units, the continued integration of the Permian Basin assets acquired by the Partnership, the Partnership’s total unitholder return and an overall evaluation of employee performance.

As previously disclosed, the Partnership’s executive officers, including the named executive officers, did not receive cash bonuses for 2017. In the Committee’s discretion, on July 23, 2018, the Committee awarded fully vested units pursuant to the Plan to each executive officer in an amount equal to 50% of each such executive officer’s bonus target with respect to 2017.
The units awarded on July 23, 2018 to the Partnership’s named executive officers are set forth below:

Name	Title	Number of Units Awarded
Bradley C. Barron	President and Chief Executive Officer	12,318
Mary Rose Brown	Executive Vice President and Chief Administrative Officer	4,842
Thomas R. Shoaf	Executive Vice President and Chief Financial Officer	4,495
Daniel S. Oliver	Senior Vice President-Marketing and Business Development	3,751
Michael Truby	Senior Vice President-Operations	3,399

In addition, in consideration of their significant efforts to complete the Distribution Reset, the Merger and the Partnership’s issuance of convertible preferred units, on July 23, 2018 the Committee approved additional fully vested unit awards pursuant to the Plan for certain of the Company’s executive officers, including Mr. Barron and Mr. Shoaf, who received awards of 5,075 units and 3,087 units, respectively.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description

Exhibit 10.1	Form of 2018 Performance Unit Award Agreement under the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: July 25, 2018			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Senior Vice President, General Counsel - Corporate & Commercial Law and Corporate Secretary